Exhibit 99.1

WD-40 COMPANY REPORTS FIRST QUARTER 2013 SALES AND EARNINGS

SAN DIEGO-January 8, 2013/PR Newswire/ — WD-40 Company (Nasdaq: WDFC) today reported net sales for the first quarter ended November 30, 2012 of $95.3 million, an increase of 12% from the first quarter last year. Net income for the first quarter was $10.9 million, an increase of 61% compared to the prior year fiscal quarter.

Summary

First quarter multi-purpose maintenance products sales, which include the WD-40®, 3-IN-ONE® and BLUE WORKS® brands were $81.8 million, up 15% from the prior year fiscal quarter. The multi-purpose maintenance products are considered a primary focus for the Company. Homecare and cleaning products sales, which include all other brands, were $13.5 million for the first quarter, down 4% from the prior year first quarter. The U.S. homecare and cleaning products are considered harvest brands providing healthy profit returns to the Company and are becoming a smaller part of the business as the multi-purpose maintenance products sales grow.

Americas segment sales in the first quarter were $45.4 million, up 12% compared to the first quarter of the prior fiscal year. Europe segment sales in the first quarter were $35.2 million, up 17% from the prior year fiscal quarter. Asia-Pacific segment sales were $14.7 million in the first quarter, up 3% from the prior year fiscal quarter.

Diluted earnings per share were $0.69 in the first quarter, compared to $0.42 per share for the same quarter of the prior fiscal year.

“We are pleased with our solid revenue growth during the first quarter, particularly in our multi-purpose maintenance products, and because we were able to hit our goal of a 50 percent gross margin, we achieved solid growth in our net income as well.” said Garry Ridge, WD-40 Company president and chief executive officer. “We have remained disciplined in building our business for long-term, sustainable growth by implementing our core strategic drivers, and the results of the first quarter show a solid start to the year. In fact, the first quarter of 2013 was the best sales quarter in company history.”

Net sales by segment as a percent of total net sales were 48% from the Americas, 37% from Europe and 15% from Asia-Pacific.

“While we did have some sales we expected to hit in the fourth quarter of last fiscal year slide into the first quarter of this fiscal year, particularly in Europe, we are proud of the solid growth we had in all three of our trading blocs during the quarter.” Ridge said. Sales were a little softer in Asia/Pacific than we have seen recently due to the ebbs and flows of our long-term approach to building the market in China and other Asian countries.”

Gross margin was 50.1% in the first quarter compared to 48.7% in the same quarter of the prior fiscal year.

“We were able to achieve our gross margin goal due to several factors, including the price increases we took throughout 2012, relative stability in our cost of goods and the benefits of the supply chain architecture project which we started more than a year ago” Ridge added.

Selling, general and administrative expenses were up 12% in the first quarter to $25.3 million compared to the same period last fiscal year.

Advertising and sales promotion expenses were down 22% in the first quarter to $6.1 million compared to the same period last fiscal year.

“The decrease in advertising and sales promotion expenses was a result of promotional phasing, and we expect such expenses to maintain their historic levels during the remainder of the year,” Ridge said.

During fiscal year 2012, the company launched the WD-40 Specialist product line in the UK, France, Germany, Italy, Canada, the U.S. and throughout Asia and Latin America. During the first quarter of 2013 the company launched the WD-40 Specialist product line in Russia, the Middle East and several smaller markets, including Puerto Rico, Malaysia and Cyprus.

“The WD-40 Specialist product line is helping to solidify our leadership in the marketplace, and we are excited about the incremental sales this product line gives us,” Ridge said. “We are also excited about the power this product line brings to the entire WD-40 brand. We can directly attribute some of our growth in WD-40 Multi-Use Product to the increased distribution and shelf presence we have generated with WD-40 Specialist.”

On January 7, 2013, the Company amended its unsecured credit agreement with Bank of America, N.A., to extend the maturity date for five years and to increase the amount available from $75.0 million to $125.0 million. “The amended facility gives us additional access to capital to support the continued growth of our business, our share buyback activity and other general business needs,” Ridge said.

Dividend and Share Buy-Back

As previously announced, WD-40 Company’s board of directors declared on Tuesday, December 11, 2012, a 7% increase in the regular quarterly cash dividend, increasing it from $0.29 per share to $0.31 per share. The dividend is payable on January 31, 2013 to shareholders of record on January 7, 2013.

On December 13, 2011, the board of directors authorized a buyback up to $50.0 million of the Company’s outstanding shares expiring on December 12, 2013. During the first quarter of 2013, WD-40 Company acquired an additional $8.1 million in shares, bringing the total purchased under this share buy-back plan to $29.3 million.

Fiscal Year 2013 Guidance

WD-40 Company expects fiscal year 2013 net sales of $356.0 million to $370.0 million. The Company expects net income of $36.5 million to $38.0 million and diluted earnings per share of $2.31 to $2.40 for fiscal year 2012 based on an estimated 15.8 million weighted average shares outstanding. Gross margin for the full year is expected to be close to 50.0%. The Company expects advertising and promotion expenses of 7.0% to 8.0% of net sales. This guidance is based on using average fiscal year 2012 foreign currency exchange rates.

More detailed information will be available in WD-40 Company’s Form 10-Q which will be filed on January 9, 2013.

About WD-40 Company

WD-40 Company, with headquarters in San Diego, is a global consumer products company dedicated to delivering unique, high-value and easy-to-use solutions for a wide variety of maintenance needs of “doer” and “on-the-job” users by leveraging and building the brand fortress of the company. The company markets multi-purpose maintenance products – under the WD-40®, 3-IN-ONE® and BLUE WORKS® brand names. The company also markets homecare and cleaning brands: X-14® mildew stain remover and automatic toilet bowl cleaners, 2000 Flushes® automatic toilet bowl cleaners, Carpet Fresh® and No Vac® rug and room deodorizers, Spot Shot® aerosol and liquid carpet stain removers, 1001® household cleaners and rug and room deodorizers, and Lava® and Solvol® heavy-duty hand cleaners.

WD-40 Company markets its products in 187 countries worldwide and recorded sales of $343 million in fiscal year 2012. Additional information about WD-40 Company can be obtained online at http://www.wd40company.com.

Except for the historical information contained herein, this news release contains forward-looking statements concerning WD-40 Company’s outlook for sales, earnings, dividends and other financial results. These statements are based on an assessment of a variety of factors, contingencies and uncertainties considered relevant by WD-40 Company. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements, including the impact of commodity prices, changes in foreign currency exchange rates, the introduction of new product lines and fluctuating global market conditions, both in the United States and internationally. The company’s expectations, beliefs and projections are expressed in good faith and are believed by the company to have a reasonable basis, but there can be no assurance that the company’s expectations, beliefs or projections will be achieved or accomplished.

The risks and uncertainties are detailed from time to time in reports filed by WD-40 Company with the SEC, including Forms 8-K, 10-Q, and 10-K, and readers are urged to carefully review these and other documents.

WD-40 COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited and in thousands, except share and per share amounts)

	November 30, 2012	August 31, 2012
Assets
Current assets:
Cash and cash equivalents	$52,435	$69,719
Short-term investments	21,883	1,033
Trade accounts receivable, less allowance for doubtful accounts of $584 and $391 at November 30, 2012 and August 31, 2012, respectively	57,117	55,491
Inventories	30,767	29,797
Current deferred tax assets, net	5,556	5,551
Other current assets	5,096	4,526

Total current assets	172,854	166,117
Property and equipment, net	8,846	9,063
Goodwill	95,368	95,318
Other intangible assets, net	27,257	27,685
Other assets	2,780	2,687

Total assets	$307,105	$300,870

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$23,315	$21,242
Accrued liabilities	15,297	16,492
Revolving credit facility	45,000	45,000
Accrued payroll and related expenses	8,012	5,904
Income taxes payable	2,886	807

Total current liabilities	94,510	89,445
Long-term deferred tax liabilities, net	24,963	24,007
Deferred and other long-term liabilities	2,016	1,956

Total liabilities	121,489	115,408

Shareholders’ equity:
Common stock — authorized 36,000,000 shares, $0.001 par value; 19,278,504 and 19,208,845 shares issued at November 30, 2012 and August 31, 2012, respectively; and 15,595,924 and 15,697,534 shares outstanding at November 30, 2012 and August 31, 2012, respectively	19	19
Additional paid-in capital	127,055	126,210
Retained earnings	199,630	193,265
Accumulated other comprehensive loss	(1,692)	(2,727)
Common stock held in treasury, at cost — 3,682,580 and 3,511,311 shares at November 30, 2012 and August 31, 2012, respectively	(139,396)	(131,305)

Total shareholders’ equity	185,616	185,462

Total liabilities and shareholders’ equity	$307,105	$300,870

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited and in thousands, except per share amounts)

	Three Months Ended November 30,
	2012	2011
Net sales	$95,264	$84,945
Cost of products sold	47,537	43,607

Gross profit	47,727	41,338

Operating expenses:
Selling, general and administrative	25,329	22,637
Advertising and sales promotion	6,067	7,816
Amortization of definite-lived intangible assets	466	585

Total operating expenses	31,862	31,038

Income from operations	15,865	10,300
Other income (expense):
Interest income	62	52
Interest expense	(125)	(242)
Other income (expense), net	52	(180)

Income before income taxes	15,854	9,930
Provision for income taxes	4,910	3,138

Net income	$10,944	$6,792

Earnings per common share:
Basic	$0.69	$0.42

Diluted	$0.69	$0.42

Shares used in per share calculations:
Basic	15,693	16,074

Diluted	15,807	16,205

Dividends declared per common share	$0.29	$0.27

WD-40 COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited and in thousands)

	Three Months Ended November 30,
	2012	2011
Operating activities:
Net income	$10,944	$6,792
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,203	1,218
Net (gains) losses on sales and disposals of property and equipment	(9)	58
Deferred income taxes	183	261
Excess tax benefits from settlements of stock-based equity awards	375	(298)
Stock-based compensation	619	745
Unrealized foreign currency exchange (gains) losses, net	(210)	336
Provision for bad debts	221	38
Changes in assets and liabilities:
Trade accounts receivable	(1,111)	6,985
Inventories	(890)	(5,698)
Other assets	(613)	(940)
Accounts payable and accrued liabilities	646	3,316
Accrued payroll and related expenses	981	(2,103)
Income taxes payable	3,199	2,075
Deferred and other long-term liabilities	57	0

Net cash provided by operating activities	15,595	12,785

Investing activities:
Purchases of property and equipment	(527)	(777)
Proceeds from sales of property and equipment	64	920
Purchases of short-term investments	(20,928)	0

Net cash (used in) provided by investing activities	(21,391)	143

Financing activities:
Repayments of long-term debt	0	(10,715)
Proceeds from revolving credit facility	0	69,550
Repayments of revolving credit facility	0	(37,550)
Dividends paid	(4,579)	(4,330)
Proceeds from issuance of common stock	944	901
Treasury stock purchases	(8,091)	(18,601)
Excess tax benefits from settlements of stock-based equity awards	(375)	298

Net cash used in financing activities	(12,101)	(447)

Effect of exchange rate changes on cash and cash equivalents	613	(2,230)

Net (decrease) increase in cash and cash equivalents	(17,284)	10,251
Cash and cash equivalents at beginning of period	69,719	56,393

Cash and cash equivalents at end of period	$52,435	$66,644